EXHIBIT TO ITEM 77I

Touchstone Strategic Trust
Terms of New or Amended Securities

Touchstone Balanced Fund, A, C, and Y Class
Touchstone Large Cap Focused Fund, A, C, Y and Institutional Class Touchstone Small Company Fund, A, C, Y, Institutional, and R6 Class Touchstone International Equity Fund, A, C, Y, and Institutional Class

The officers of Touchstone Strategic Trust are authorized and directed to issue and sell shares of beneficial interest of the Touchstone Balanced Fund, A, C, and Y Class shares, Touchstone Large Cap Focused Fund, A, C, Y and
Institutional Class shares, Touchstone Small Company Fund,
A, C, Y, Institutional, and R6 Class shares, and Touchstone
International Equity Fund, A, C, Y, and Institutional Class shares, to the public. Each Class share of beneficial interest has the preferences, conversion and other rights, voting powers, restrictions, qualifications, and terms and conditions of redemption that are set forth in the Declaration of Trust and the Multiple Class Plan Pursuant to Rule 18f-3 of Touchstone Strategic Trust.

A description of each Class of shares of the Touchstone
Balanced Fund, Touchstone Large Cap Focused Fund,
Touchstone Small Company Fund, and Touchstone International
Equity Fund is incorporated by reference to the Post-
Effective Amendment No. 164 to the Registration Statement as filed with the SEC via EDGAR on October 30, 2017, (Accession No 0000711080-17-000115).